FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-260277-06

From: Db Cmbs Deutsche Bank (DEUTSCHE BANK SECURI) <ddeutscheb33@bloomberg.net>
Sent: Monday, June 24, 2024 10:12 AM
Subject: BMARK 2024-V8 **NEW ISSUE ANNOUNCEMENT** PUBLIC

BMARK 2024-V8 -- NEW ISSUE CMBS

$895.099MM NEW ISSUE CMBS ***PUBLIC OFFERING***

JOINT BOOKRUNNERS & CO-LEAD MANAGERS: DEUTSCHE BANK, BARCLAYS, BMO, CITIGROUP, & GOLDMAN SACHS

CO-MANAGERS: AMERIVET SECURITIES & DREXEL HAMILTON

RATING AGENCIES: S&P, FITCH & KBRA

***PUBLIC OFFERED CERTIFICATES***

CLASS	RATING (S/F/K)	SIZE (MM)	C/E	WAL	LTV	DY
A-1	AAA/AAA/AAA	15.468	30.000%	2.48	36.9%	19.4%
A-2*	AAA/AAA/AAA	300.000	30.000%	4.84	36.9%	19.4%
A-3*	AAA/AAA/AAA	391.521	30.000%	4.91	36.9%	19.4%
A-M	NR/AAA/AAA	97.211	20.375%	4.98	42.0%	17.1%
B	NR/AA-/AA	53.025	15.125%	4.99	44.7%	16.0%
C	NR/A-/A	37.874	11.375%	4.99	46.7%	15.3%

*SIZES SUBJECT TO CHANGE AS DETAILED IN THE TERM SHEET. RANGE OF POSSIBLE SIZES BELOW:

CLASS	EXPECTED RANGE OF BALANCE	EXPECTED RANGE OF WAL
A-2	0.000 - 300.000	NA - 4.84
A-3	391.521 - 691.521	4.91 - 4.88

POOL BALANCE:	$1,009,985,421
NUMBER OF LOANS:	35
NUMBER OF PROPERTIES:	81
WA CUT-OFF LTV:	52.7%
WA UNDERWRITTEN NCF DSCR:	1.69x
WA UNDERWRITTEN NOI DEBT YIELD:	13.6%
WA MORTGAGE INTEREST RATE:	6.96578%
WA REM. TERM TO MATURITY (MOS):	59

PROPERTY TYPES:	RETAIL (26.4%), MULTIFAMILY (23.9%), OFFICE (14.7%), MIXED USE (14.0%), HOSPITALITY (9.9%), INDUSTRIAL (9.1%), SELF STORAGE (2.0%)

TOP 5 STATES:	NY (29.6%), NJ (10.9%), CA (10.7%), GA (7.3%), UT (6.9%)

AMORTIZATION TYPE:	INTEREST ONLY (83.9%), AMORTIZING BALLOON (16.1%)

TOP 5 & 10 LOANS AS A % OF POOL:	36.4% & 59.6%

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	LNR PARTNERS, LLC
OPERATING ADVISOR:	PARK BRIDGE LENDER SERVICES LLC
DIRECTING HOLDER:	EIGHTFOLD REAL ESTATE CAPITAL FUND VI, L.P.
TRUSTEE:	COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION
CERT. ADMINISTRATOR:	COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION

ANTICIPATED TIMING:
- TERM SHEET, RED & ANNEX A-1:	ATTACHED
- THIRD PARTY SYSTEMS:	TODAY, 6/24
- INVESTOR CALLS	AVAILABLE UPON REQUEST (CONTACT SALES COVERAGE)
- PRE-SALE REPORTS:	TODAY, 6/24 OR TOMORROW, 6/25
- ANTICIPATED PRICING:	WEEK OF 6/24
- ANTICIPATED SETTLEMENT:	7/18

DEUTSCHE BANK TRADING DESK CONTACTS:

SHAISHAV AGARWAL 212-250-5149

RYAN HORVATH 212-250-5149

DAN PENN 212-250-5149

AFTON SCHIKORE 212-250-5149

BARCLAYS DESK CONTACTS:

DAVID KUNG 212-528-7970

PETER TAYLOR 212-526-1528

BMO CAPITAL MARKETS CONTACTS:

PAUL VANDERSLICE 212-885-4000

DAVID SCHELL 347-996-0721

ALEX SMITH-CONSTANTINE 212-702-1866

CITIGROUP SYNDICATE DESK CONTACTS:

RAUL OROZCO 212-723-1295

MATT PERRY 212-723-1295

GOLDMAN SACHS SYNDICATE DESK CONTACTS:

SCOTT WALTER 212-357-8910

LISA SCHEXNAYDER 212-902-2330

MONIQUE HARMON 212-357-9012

ED GARNO 212-357-3079

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Investors are urged to read the final prospectus relating to these securities because it contains important information regarding the offering that is not included herein. The issuer, any underwriter or any dealer participating in the offering will arrange to send you the final prospectus if you request it by calling toll-free 1-800-503-4611 or e-mailing a request to prospectus.cpdg@db.com.

The asset-backed securities referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a prospectus) and are offered on a "when, as and if issued" basis. You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

Because the asset-backed securities are being offered on a "when, as and if issued" basis, any such contract will terminate, by its terms, without any further obligation or liability between us, if the securities themselves, or the particular class to which the contract relates, are not issued. Because the asset-backed securities are subject to modification or revision, any such contract also is conditioned upon the understanding that no material change will occur with respect to the relevant class of securities prior to the closing date. If a material change does occur with respect to such class, our contract will terminate, by its terms, without any further obligation or liability between us (the "Automatic Termination"). If an Automatic Termination occurs, we will provide you with revised offering materials reflecting the material change and give you an opportunity to purchase such class. To indicate your interest in purchasing the class, you must communicate to us your desire to do so within such timeframe as may be designated in connection with your receipt of the revised offering materials.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Deutsche Bank Securities Inc. and the other underwriters make no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Deutsche Bank Securities Inc. and the other underwriters may have an investment or commercial banking relationship with the issuer.

Information in these materials is current as of the date appearing on the material only. This preliminary prospectus is not required to contain all information that is required to be included in the prospectus. The information in this prospectus is preliminary and subject to change. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The issuer has filed a registration statement (including a prospectus) with the SEC (registration statement file no. 333-260277) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611 or by e-mailing a request to prospectus.cpdg@db.com. The securities may not be suitable for all investors.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.